Exhibit 10.2

ATHENS FEDERAL COMMUNITY BANK

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 1, 2015, by and among ATHENS FEDERAL COMMUNITY BANK, a federally-chartered savings bank (the “Bank”), and MICHAEL R. HUTSELL (the “Executive”), and ATHENS BANCSHARES CORPORATION (the “Corporation”), the holding company of the Bank, solely as guarantor.

WHEREAS, the Executive serves in a position of substantial responsibility with the Bank; and

WHEREAS, the Bank wishes to set forth the terms of the Executive’s continued employment in this position; and

WHEREAS, the Executive is willing and desires to serve in this position with the Bank.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Bank hereby employs the Executive to serve as Chief Operating Officer and Chief Financial Officer of the Bank according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2 Responsibilities and Duties.

(a) As Chief Operating Officer and Chief Credit Officer, the Executive shall report to the Chief Executive Officer and will perform all duties and will have all powers associated with these positions, as set forth in any job description provided to the Executive by the Bank or as may be set forth in the bylaws of the Bank.

(b) During the period of his employment hereunder, except for reasonable periods of absence occasioned by illness, reasonable vacation periods, and other reasonable leaves of absence approved by the board of directors of the Bank, the Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Chief Executive Officer and the board of directors of the Bank. Notwithstanding the preceding sentence, subject to the approval of the board of directors of the Bank, the Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case the service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest. Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so also does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3 Term.

(a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and continuing for thirty-six (36) full months thereafter, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.3.

(b) Commencing as of January 1, 2016 and continuing as of each January 1 thereafter (the “Anniversary Date”) thereafter, the disinterested members of the board of directors of the Bank may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) full months from the applicable Anniversary Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable Anniversary Date.

(c) The disinterested members of the board of directors of the Bank will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The board of directors will notify the Executive no earlier than sixty (60) days and no later than thirty (30) days prior to the applicable Anniversary Date whether it has determined to extend the Agreement.

(d) Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and the Executive may mutually agree.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary and Bonus.

(a) In consideration of the Executive’s performance of the obligations under this Agreement, the Bank shall pay or cause to be paid to the Executive a salary at the annual rate of not less than One Hundred Ninety-Eight Thousands Eight Hundred and One and 94/100 Dollars ($198,801.94), payable according to the regular payroll practices of the Bank. During the period of this Agreement, the Executive’s Base Salary shall be reviewed at least annually by the compensation committee designated by the board of directors of the Bank. Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) The Executive shall be eligible for a discretionary annual bonus, as determined by the board of directors of the Bank.

2.2 Benefit Plans and Perquisites. For as long as the Executive is employed by the Bank, the Executive shall be eligible (x) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including stock-based compensation, incentive, or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any the plans or benefits, and (y) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(c) below.

(a) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank. Expenses will be reimbursed if they are submitted in accordance with the Bank’s policies and procedures.

(b) Automobile. The Bank shall provide the Executive with vehicle reimbursement per company policy.

(c) Facilities. The Bank will furnish the Executive with the working facilities and staff customary for executive officers with the comparable titles and duties of the Executive as set forth in Sections 1.1 and 1.2 of this Agreement and as are necessary for the Executive to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

2.3 Timing of Payments. To the extent not specifically set forth in this Section 2, any compensation payable or provided under this Section 2, including incentive compensation paid pursuant to Section 2.1(b), shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which the compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation 1.409A-1(d).

2.4 Vacation; Leave. The Executive shall be entitled to sick leave and paid annual vacation (of at least four weeks of vacation) in accordance with policies established from time to time by the Bank. In addition to paid vacations and other leave, the board of directors may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors may determine.

2.5 Insurance. The Bank shall maintain or cause to be maintained, director and officer liability insurance covering the Executive throughout the term of this Agreement.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Bank, the Executive’s estate or beneficiary(ies) named by the Executive shall receive any sums that would have otherwise been due to the Executive as Base Salary and reimbursement of expenses through the end of the then remaining term of the Agreement, payable in a single lump sum no later than thirty (30) days from the date of the Executive’s death.

(b) Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Bank may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Bank and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of ninety (90) consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within thirty (30) days after the Bank gives notice of termination due to disability. If the Executive is also employed by the Corporation is terminated by the Corporation because of disability, the Executive’s employment with the Bank shall also terminate at the same time. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Bank shall continue to pay the full

Base Salary at the rate then in effect and pay or provide all perquisites and other benefits (other than bonus), provided that the amount of the payments by the Bank to the Executive under this Section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit plan covering the Executive.

3.2 Involuntary Termination with Cause. The Bank may terminate the Executive’s employment for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which the termination of employment becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. If the Executive is employed by the Corporation and is terminated for Cause by the Corporation, the Executive shall be deemed also to have been terminated for Cause by the Bank. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of a majority of the directors of the Bank then in office, excluding the Executive. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time before the meeting of the board of directors. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board of directors at the meeting. For purposes of this Agreement “Cause” means any of the following:

(1)	a material act of dishonesty in performing Executive’s duties on behalf of the Bank;

(2)	a willful misconduct that in the judgment of the board of directors will likely cause economic damage to the Bank or its affiliates or injury to the business reputation of the Bank or its affiliates;

(3)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

(4)	a breach of fiduciary duty involving personal profit;

(5)	the intentional failure to perform stated duties under this Agreement after written notice thereof from the board of directors;

(6)	a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	a material breach by the Executive of any provision of this Agreement.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Bank.

3.3 Voluntary Termination by the Executive Without Good Reason. In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement without Good Reason upon at least ninety (90) days prior written notice to the board of directors of the Bank. Upon Executive’s voluntary termination without Good Reason, he will receive only his compensation and vested rights and benefits to the date of his termination of employment. Following his voluntary termination of employment under this Section 3.3, the Executive will be subject to the restrictions set forth in Article 7.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive at least thirty (30) days in advance, the Bank may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the notice period. With advance written notice to the Bank as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement, a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s written consent:

(1)	a failure to reelect or reappoint the Executive as Chief Operating Officer or Chief Financial Officer of the Bank (provided, however, that a change in the Executive’s position consented to in writing by the Executive, shall not be deemed a Good Reason);

(2)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1.1 and 1.2 of this Agreement (provided, however, that a reduction in duties and responsibilities consented to in writing by the Executive in connection with succession planning of the Bank, shall not be deemed a Good Reason);

(3)	a liquidation or dissolution of the Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive;

(4)	a material reduction in Executive’s Base Salary or benefits required to be provided hereunder (other than a reduction that is generally applicable to the Bank’s executive employees or a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law));

(5)	a relocation of the Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement; or

(6)	a material breach of this Agreement by the Bank.

(y) the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination for Good Reason. Subject to the possibility that cash severance after employment termination might be delayed under Section 8.9 of this Agreement, if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall receive his Base Salary in effect at the time of his termination for the unexpired term of this Agreement, plus an additional twelve (12) months, paid in a single lump sum within five (5) business days of his termination. However, the Bank and the Executive acknowledge and agree that the severance benefits under this Section 4.1 shall not be payable if severance benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

4.2 Post-Termination Insurance Coverage. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, or because of disability, the Bank shall continue to provide to the Executive and his dependents non-taxable medical and life insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for the Executive immediately prior to his termination under the same cost-sharing arrangements that apply for active employees of the Bank as of the Executive’s date of termination. The continued coverage shall cease upon the earlier of (i) the Executive’s return to employment with the Bank or another employer, (ii) the Executive’s attainment of age 65, (iii) the Executive’s death or (iv) the expiration of the remaining term of this Agreement. Notwithstanding the foregoing, if the Executive’s employment terminates for any reason, other than for Cause, after the Executive has attained age 55, the Bank shall provide the Executive and his dependents with medical insurance coverage that is not less favorable than the Bank provides for other executive officers, at no cost to the Executive, until the Executive first becomes eligible for Medicare. The last sentence shall survive the expiration of this Agreement. The period of continued health coverage required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the coverage period provided herein. If the Bank cannot provide the benefits set forth in this paragraph because the Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. The cash payment shall be made in a lump sum within thirty (30) days after the later of the Executive’s date of termination or the effective date of the rules or regulations prohibiting the benefits or subjecting the Bank to penalties.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Bank shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three (3) times the Executive’s average annual compensation. For this purpose, average annual compensation means the Executive’s taxable income reported by the Bank (or any affiliate of the Bank) for the five (5) calendar years immediately preceding the calendar year in which the Change in Control occurs. The payment required under this paragraph is payable no later than five (5) business days after the Executive’s termination of employment. If the Executive receives payment under Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement. In addition to the cash severance benefit provided for under this Section 5.1, the Bank shall provide the Executive with the post-termination insurance coverage described in Section 4.2(a) of this Agreement.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a) Change in ownership: a change in ownership of the Corporation or the Bank occurs on the date any one person or group accumulates ownership of Corporation or Bank stock constituting more than 50% of the total fair market value or total voting power of Corporation or Bank stock;

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation or Bank stock possessing 30% or more of the total voting power of Corporation or Bank stock, or (y) a majority of the Corporation’s or the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s or the Bank’s board of directors; or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s or the Bank’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation or the Bank assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s or Bank’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s or Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Bank or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Bank and the Bank’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

(d) trade secrets, as defined from time to time by the laws of Tennessee.

This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to immediately deliver or return to the Bank upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Bank or prepared by the Executive in connection with the Executive’s services hereunder and to immediately delete all electronically stored data of the Bank maintained on the Executive’s personal computers and to return all Bank-provided computers or communication devices (i.e., laptop, tablet, etc.). The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Bank. The Executive hereby assigns to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Bank includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control of the Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Bank if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Bank’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Bank (including an individual who was an officer or employee of the Bank during the one year period following the Executive’s termination) for two years after the Executive’s employment termination.

7.2 Covenant Not to Compete.

(a) The Executive covenants and agrees not to compete directly or indirectly with the Bank for one year after employment termination. For purposes of this Section 7.2:

(1)	the term compete means:

(i)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(ii)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(iii)	inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2)	the words directly or indirectly mean:

(i)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank in the territory, or

(ii)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank when the Executive’s employment terminated.

(3)	the term customer means any person to whom the Bank is providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(4)	the term financial institution means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or any of its affiliated corporations.

(5)	financial product or service means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)	the term person means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term territory means the area within a 30-mile radius of any office of the Bank at the date of the Executive’s employment termination.

(b) If any provision of this Article 7 or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c) The Executive acknowledges that the Bank’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 of this Agreement is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 of this Agreement and that the Bank would not have entered into this Agreement without such covenants in force.

7.3 Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Bank’s remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by the Executive, and (y) a suit in equity by the Bank to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Bank from pursuing any other or additional remedies for the breach or threatened breach.

7.4 Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.

ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns.

(a) This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Bank shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Tennessee, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Tennessee. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Tennessee.

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Bank. Any oral or written statements, representations,

agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement including the employment agreement entered into by and between the Executive and the Bank as of April 1, 2010, are hereby rescinded, revoked, and rendered null and void by the parties. The Supplemental Executive Retirement Agreement entered into by and between the Bank and the Executive on July 1, 2010, shall remain in force and effect.

8.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the board of directors of the Bank at the Bank’s executive offices.

8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Articles 6 and 7 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Compliance with Internal Revenue Code Section 409A.

(a) The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

(b) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, where applicable, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with Section 8.9(c). In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

(c) Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of the Executive’s separation from service with the Bank to prevent any accelerated or additional tax under Section 409A of the Code, then the Bank will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid with the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulations Section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation of service with the Bank. If any payments are postponed due to such requirements, such postponed amounts will be paid to the Executive in a lump sum on the first payroll date that occurs after the date that is six months following the Executive’s separation of service with the Bank. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

8.10 Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 8.10, this Section 8.10 shall prevail.

(a) The Bank’s board of directors may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 3.2 of this Agreement.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all of the Bank’s obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (1) by the Comptroller of the Currency, or his or her designee (the “Comptroller”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Comptroller, at the time the Comptroller approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

(f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

8.11 Source of Payments. All payments provided for under this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Corporation, however, unconditionally guarantees payment and provision of all amounts and benefits due under this Agreement. In the event the Bank does not pay such amounts or provide such benefits, they shall be paid or provided by the Corporation.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

ATHENS FEDERAL COMMUNITY BANK

/s/ Larry D. Wallace
For the Board of Directors

ATHENS BANCSHARES CORPORATION

/s/ G. Scott Hannah
For the Board of Directors

/s/ Michael R. Hutsell
Michael R. Hutsell